UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 28, 2016
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02           Results of Operations and Financial Condition

NEWARK, N.Y. – July 28, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $20.4 million for the second quarter ended June 26, 2016. For the second quarter of 2015, the Company reported operating income of $0.8 million on revenue of $19.0 million.

“Through solid execution of our business model parameters including close control of spending in a challenging economic environment, we delivered profitability for the seventh consecutive quarter and generated positive cash flow,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “Despite some economic uncertainties weighing on customer’s buying decisions, we still have our sights set on delivering profitable growth for 2016. Our gross margins and liquidity give us the flexibility to continue to invest in new product development in support of our long-term global diversification strategy.”

Revenue was $20.4 million, an increase of $1.4 million, or 7%, compared to $19.0 million for the second quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales. Battery & Energy Products sales were $15.8 million compared to $16.0 million last year, reflecting the contribution of Accutronics sales which offset the revenue reduction resulting from a large 9-Volt and large metering and toll pass battery orders in the second quarter of 2015. Communications Systems sales grew 55% to $4.6 million compared to $3.0 million for the same period last year as a result of shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $5.9 million, or 29.0% of revenue, compared to $5.9 million, or 30.9% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 29.6%, compared to 28.4% last year, an increase of 120 basis points reflecting favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin declined to 26.8% compared to 44.2% for the prior year due to sales mix.

Operating expenses were $5.4 million compared to $5.0 million last year reflecting the addition of Accutronics and increased spending on new product development in response to a higher level of proposal activity, partially offset by tight control over discretionary spending. Operating expenses were 26.5% of revenue compared to 26.6% of revenue for the year earlier period.

Operating income was $0.5 million compared to $0.8 million last year.

Net income was $0.4 million, or $0.03 per share, compared to a net income of $0.8 million, or $0.05 per share, for the second quarter of 2015.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed as incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01     Financial Statements, Pro Forma Financials and Exhibits

(a) Exhibits.

Exhibit

Number	____________________Description___________________________

99.1	Press Release of Ultralife Corporation dated July 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2016		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit

Number	___________________ _Description___________________________

99.1	Press Release of Ultralife Corporation dated July 28, 2016